Contacts:

Investor Relations:

Angela White

ir@vistaprint.com

+1 (781) 652-6480

Media Relations:

Jason Keith

publicrelations@vistaprint.com

+1 (781) 652-6444

Vistaprint Reports Fiscal Year 2012 Third Quarter Financial Results

•	Third quarter revenue grew 26 percent year over year to $257.6 million

•	Third quarter revenue grew 21 percent year over year excluding the impact of currency exchange fluctuations and revenue from acquisitions

•	GAAP net income per diluted share decreased 98 percent year over year to $0.01

•	Non-GAAP adjusted net income per diluted share decreased 54 percent year over year to $0.29

Venlo, the Netherlands, April 26, 2012 – Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced financial results for the three month period ended March 31, 2012, the third quarter of its 2012 fiscal year.

“We delivered another solid quarter of revenue growth in the third quarter,” said Robert Keane, president and chief executive officer. “We continue to progress against our five-year objectives announced just nine months ago. Revenue was in the upper half of our guidance range with particular strength in new customer acquisition numbers and in North America, where we are further along with the execution of our long-term strategy initiatives. Our earnings per share upside was due to several factors, some of which are timing related, but some of which improve our earnings outlook for the full year.”

Financial Metrics (include Albumprinter and Webs results unless otherwise stated):

•

Revenue for the third quarter of fiscal year 2012 grew to $257.6 million, a 26 percent increase over revenue of $203.7 million reported in the same quarter a year ago. Excluding Albumprinter and Webs combined revenue of $14.0 million, total third quarter revenue was $243.6 million.

•	Excluding the estimated impact from currency exchange rate fluctuations and revenue from acquired businesses, total revenue grew 21 percent from the same quarter a year ago.

•	Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the third quarter was 65.5 percent, compared to 65.3 percent in the same quarter a year ago.

•

Operating income in the third quarter was $7.8 million, or 3.0 percent of revenue, and reflected a 69 percent decrease compared to $25.6 million, or 12.6 percent of revenue in the same quarter a year ago.

•

GAAP net income for the third quarter was $0.3 million, or 0.1 percent of revenue, representing a 99 percent decrease compared to $22.9 million, or 11.3 percent of revenue in the same quarter a year ago.

•	GAAP net income per diluted share for the third quarter was $0.01, versus $0.51 in the same quarter a year ago.

•

Non-GAAP adjusted net income for the third quarter was $11.2 million, or 4.4 percent of revenue, representing a 60 percent decrease compared to $28.2 million, or 13.8 percent of revenue in the same quarter a year ago. Non-GAAP adjusted net income excludes $2.4 million of amortization expense for acquisition-related intangible assets, $1.0 million of tax charges related to the alignment of acquisition-related intellectual property with global operations, and $7.6 million of share-based compensation expense and its related tax effect.

•

Non-GAAP adjusted net income per diluted share for the third quarter, which excludes amortization expense for acquisition-related intangible assets, tax charges related to the alignment of acquisition-related intellectual property with global operations, and share-based compensation expense and its related tax effect, was $0.29, versus $0.63 in the same quarter a year ago.

•	Capital expenditures in the third quarter were $8.5 million or 3.3 percent of revenue.

•

During the third quarter, the company generated $9.6 million in cash from operations and $(0.3) million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs.

•	The company had $52.1 million in cash and cash equivalents as of March 31, 2012.

Operating Metrics (exclude Albumprinter and Webs results unless otherwise stated):

•

Vistaprint acquired approximately 2.4 million new customers in the third fiscal quarter ended March 31, 2012, compared with 1.8 million in the same quarter a year ago, reflecting an increase of 33 percent.

•

On a trailing twelve month basis, unique active customer count was 13.8 million. Unique active customer count is the number of individual customers who purchased from us in a given period, with no regard to the frequency of purchase. This compares to 11.1 million in the twelve month period ended March 31, 2011.

•

Total order volume in the third quarter of fiscal 2012 was approximately 7.0 million, reflecting an increase of approximately 21 percent over total orders of approximately 5.8 million in the same quarter a year ago.

•	Average order value in the third quarter, including revenue from shipping and processing, was $35.38, compared with $36.03 in the same quarter a year ago.

•

Organic advertising and commissions expense was $62.9 million, or 25.8 percent of organic revenue in the third quarter, compared to $43.4 million, or 21.3 percent of revenue in the same quarter a year ago. Including advertising and commissions expense from the acquired businesses, total advertising and commissions expense was $64.5 million, or 25.0 percent of total revenue.

•	Revenue from customers in North America was $142.0 million, or 55 percent of total revenue in the third quarter. This represents 23 percent growth year over year in both reported terms and in constant currency. Excluding Webs revenue of $2.3 million, revenue from customers in North America was $139.7 million, or 57 percent of total organic revenue in the third quarter. This represents 21 percent growth year over year in both reported terms and constant currency.

•

Revenue from customers in Europe was $100.2 million or 39 percent of total revenue in the quarter. This represents 29 percent growth year over year in reported terms and 34 percent growth in constant currency. Excluding Albumprinter revenue of $11.8 million, revenue from customers in Europe was $88.4 million, or 36 percent of total organic revenue in the third quarter. This represents 14 percent growth year over year in reported terms and 18 percent growth in constant currency.

•

Revenue from customers in Asia Pacific was $15.4 million, or 6 percent of total revenue in the third quarter. This represents 47 percent growth year over year in reported terms and 40 percent growth in constant currency.

Organizational Announcement

Vistaprint also announced today that Wendy Cebula, chief operating officer, has decided to step down from the COO role effective July 1, 2012 to assume an ongoing role in Vistaprint’s executive development group. After twelve years of success as a leader of Vistaprint, Wendy chose to make this career move in order to spend more time with her family. Robert Keane said, “Wendy has built a deep and broad cadre of leaders who have a proven ability to execute against our strategy. Given this demonstrated strength in developing leaders, I am very glad that, even as she devotes more time to home and family life, Wendy will remain an active mentor to managers and executives throughout our business.”

Wendy’s responsibility for revenue performance across North America and Europe will be assumed by Trynka Shineman (Katryn Blake), currently chief customer officer and president of Vistaprint North America. Trynka’s new title effective July 1, 2012 will be chief customer officer and executive vice president, Global Marketing. Concurrently, Nick Ruotolo, president of Vistaprint Europe, has decided to leave the company to pursue other opportunities, also effective July 1. Robert Keane said, “Nick has been instrumental in helping to grow our European business unit from its early stages of development several years ago to its current size and significance. I want to thank Nick for his many contributions to our success in Europe and to Vistaprint in general.”

Outlook as of April 26, 2012

Ernst Teunissen, executive vice president and chief financial officer, said, “With just one quarter left in fiscal 2012, we are confident we will meet or exceed our financial expectations for the full year. We are updating our guidance for fiscal 2012 to reflect certain items. First, currency rates have moved favorably since we last gave guidance in January 2012, which primarily impacts our revenue guidance in U.S. dollars. Second, our GAAP earnings outlook has improved slightly based on better than expected below-the-line results from our acquired businesses. As a result, we are narrowing our revenue guidance range and raising the midpoint, and raising our GAAP EPS guidance range by $0.06. The non-GAAP earnings expectations remain the same, as our upside is in items that are excluded from non-GAAP results.”

Financial Guidance as of April 26, 2012:

Based on current and anticipated levels of demand, the company expects the following financial results:

Fiscal Year 2012 Revenue

•

For the full fiscal year ending June 30, 2012, the company expects revenue of approximately $1,018 million to $1,034 million, or 25 percent to 27 percent growth year over year in reported terms. Excluding currency movements and acquired revenue, we expect constant-currency organic growth of approximately 20 percent to 22 percent. Constant-currency growth expectations assume a recent 30-day currency exchange rate for all currencies.

•	For the fourth quarter of fiscal year 2012, ending June 30, 2012, the company expects revenue of approximately $248 million to $264 million, or 19 percent to

26 percent growth year over year in reported terms. We expect constant-currency organic growth of approximately 16 percent to 23 percent.

Fiscal Year 2012 GAAP Net Income Per Diluted Share

•

We expect to generate GAAP net income for the full year fiscal 2012 but may be unprofitable on a GAAP basis for the fourth quarter of fiscal 2012 due to the dilution of our recent acquisitions and timing of organic operating expenses. As a result, full year net income per share will be calculated using weighted average diluted shares outstanding, but if we generate a loss in our fourth quarter, quarterly net income per share will be calculated using weighted average basic shares outstanding. Therefore, we expect the full year net income per share results will not equal the sum of the net income per share results of each quarter.

•	For the full fiscal year ending June 30, 2012, the company expects GAAP net income per share of approximately $0.92 to $1.04, which assumes 39.1 million weighted average diluted shares outstanding.

•

For the fourth quarter of fiscal year 2012, ending June 30, 2012, the company expects GAAP net (loss) income per share of approximately $(0.10) to $0.02, which assumes 36.5 million weighted average basic shares outstanding in the event of a net loss and 37.8 million weighted average diluted shares outstanding in the event of net income.

Fiscal Year 2012 Non-GAAP Adjusted Net Income Per Diluted Share

•

For the full fiscal year ending June 30, 2012, the company expects non-GAAP adjusted net income per diluted share of approximately $1.71 to $1.83, which excludes expected acquisition-related amortization of intangible assets of approximately $5.8 million or approximately $0.15 per diluted share, share-based compensation expense and its related tax effect of approximately $24.8 million or approximately $0.63 per diluted share, and tax charges related to the alignment of acquisition-related intellectual property with global operations of approximately $1.0 million, or $0.03 per diluted share. This guidance assumes a non-GAAP weighted average diluted share count of approximately 39.6 million shares.

•

For the fourth quarter of fiscal year 2012, the company expects non-GAAP adjusted net income per diluted share of approximately $0.15 to $0.27, which excludes expected acquisition-related amortization of intangible assets of approximately $2.3 million or approximately $0.06 per diluted share, and share-based compensation expense and its related tax effect of approximately $7.4 million or approximately $0.19 per diluted share. This guidance assumes a non-GAAP weighted average diluted share count of approximately 38.5 million shares.

Fiscal Year 2012 Capital Expenditures

For the full fiscal year ending June 30, 2012, the company expects to make capital expenditures of approximately $50 million to $60 million. Planned capital investments are designed to support the planned growth of the business.

The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.

Preliminary Thoughts on Fiscal Year 2013

Vistaprint will provide guidance for fiscal 2013 in its fourth quarter earnings release in July 2012. Below are preliminary comments on our current view of certain expected drivers of earnings for fiscal 2013. These comments are as of April 26, 2012 and are subject to change as we complete our fiscal 2013 planning process:

•

We are on track to deliver against our organic long-term targets for fiscal 2016 of at least $2 billion in revenue (20 percent CAGR) and $5.00 of GAAP net income per share, excluding the impact of acquisitions and fiscal 2012 share repurchases.

•

As previously disclosed, our previously announced fiscal 2012 acquisitions and interest expense related to year-to-date fiscal 2012 share repurchases and acquisitions have impacted our fiscal 2012 financial results relative to our expectations at the beginning of the fiscal year. These items are incorporated in our fiscal 2012 performance year to date and the fiscal 2012 guidance described above. The combined dilution to fiscal 2012 GAAP net income resulting from these items is expected to be about $14 million, and non-GAAP net income dilution is expected to be about $2 million.

•

Additionally, as previously disclosed, we expect these fiscal 2012 acquisitions and interest expense related to year-to-date fiscal 2012 share repurchases and acquisitions will also impact our fiscal 2013 financial results. We expect these items to be dilutive to fiscal 2013 GAAP net income by $20 million to $24 million versus fiscal 2013 net income for our organic business alone. We also expect any non-GAAP net income dilution resulting from these items to be less than $4 million.

At approximately 4:20 p.m. (EDT) on April 26, 2012, Vistaprint will post, on the Investor Relations section of www.vistaprint.com, an end-of-quarter presentation along with a downloadable transcript of prepared remarks that accompany that presentation. At 5:15 p.m. (EDT) the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (800) 510-0146, access code 56959467. A replay of the Q&A session will be available on the company’s website following the call on April 26, 2012.

About non-GAAP financial measures

To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by Securities and

Exchange Commission, or SEC, rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow, constant-currency revenue growth, and constant-currency organic revenue growth. The items excluded from the non-GAAP adjusted net income measurements are share-based compensation expense and its related tax effect, amortization of acquisition-related intangibles, and tax charges related to the alignment of acquisition-related intellectual property with global operations. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar. Constant-currency organic revenue growth excludes the impact of currency as defined above and revenue from acquired companies.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and when forecasting and analyzing future periods. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results.

Management provides these non-GAAP financial measures as a courtesy to investors. However, to gain a more complete understanding of the company’s financial performance, management does (and investors should) rely upon GAAP statements of operations and cash flow.

About Vistaprint

Vistaprint N.V. (Nasdaq:VPRT) empowers more than 13 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 3,600 people, operates more than 25 localized websites globally and ships to more than 130 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to our current revenue, earnings and growth rate expectations for the next five years, our financial guidance set forth under the heading “Financial Guidance as of April 26, 2012,” and our preliminary comments on certain expectations for fiscal 2013 set forth under the heading “Preliminary Thoughts on Fiscal Year 2013.” These types of forward-looking projections or expectations are inherently uncertain, are based on assumptions and judgments by management and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts are based; the willingness of purchasers of marketing services and products to shop online; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to promote and strengthen our brand; the failure of our current and new marketing channels to attract customers; our failure to manage growth and changes in our organization and senior management; our failure to manage the complexity of our business and expand our operations; our inability to make the investments in our business that we plan to make because the investments are more costly than we expected or because we are unable to devote the necessary operational and financial resources; the failure of our investments to have the effects that we expect; our failure to execute our strategy; currency fluctuations that affect our revenues and costs; costs and disruptions caused by acquisitions; the failure of our acquired businesses to perform as expected; difficulties or higher than anticipated costs in integrating the systems and operations of our acquired businesses into our systems and operations; unanticipated changes in our market, customers or business; competitive pressures; interruptions in or failures of our websites, network infrastructure or manufacturing operations; our failure to retain key employees of Vistaprint or of our acquired businesses; our failure to maintain compliance with the financial covenants in our revolving credit facility or to pay our debts when due; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; general economic conditions; and other factors described in our Form 10-Q for the fiscal quarter ended December 31, 2011 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations, beliefs and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Financial Tables to Follow

VISTAPRINT N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited in thousands, except share and per share data)

	March 31, 2012	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$52,137	$236,552
Marketable securities	—	529
Accounts receivable, net of allowances of $179 and $243, respectively	21,607	13,389
Inventory	7,806	8,377
Prepaid expenses and other current assets	21,938	13,444

Total current assets	103,488	272,291
Property, plant and equipment, net	258,808	262,104
Software and website development costs, net	5,619	6,046
Deferred tax assets	271	6,522
Goodwill	145,605	4,168
Intangible assets, net	46,405	1,042
Other assets	27,771	3,727

Total assets	$587,967	$555,900

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$22,069	$15,998
Accrued expenses	104,715	68,989
Deferred revenue	16,655	8,819
Deferred tax liabilities	4,696	—

Total current liabilities	148,135	93,806
Deferred tax liabilities	18,537	3,794
Other liabilities	12,855	8,207
Long-term debt	126,500	—

Total liabilities	306,027	105,807

Commitments and contingencies
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 120,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 120,000,000 shares authorized; 49,950,289 and 49,950,289 shares issued and 36,981,162 and 43,144,718 outstanding, respectively	699	699
Treasury shares, at cost, 12,969,127 and 6,805,571 shares, respectively	(281,164)	(85,377)
Additional paid-in capital	274,731	273,260
Retained earnings	288,777	248,634
Accumulated other comprehensive (loss) income	(1,103)	12,877

Total shareholders’ equity	281,940	450,093

Total liabilities and shareholders’ equity	$587,967	$555,900

VISTAPRINT N.V.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenue	$257,634	$203,667	$769,856	$608,218
Cost of revenue (1)	88,808	70,738	266,533	212,405
Technology and development expense (1)	35,696	22,766	92,162	68,260
Marketing and selling expense (1)	97,622	66,602	284,610	200,546
General and administrative expense (1)	27,724	17,998	76,479	50,926

Income from operations	7,784	25,563	50,072	76,081
Interest income	95	129	182	320
Other (expense) income, net	(1,457)	(532)	1,441	(1,035)
Interest expense	677	—	1,103	196

Income before income taxes	5,745	25,160	50,592	75,170
Income tax provision	5,471	2,243	10,449	7,458

Net income	$274	$22,917	$40,143	$67,712

Basic net income per share	$0.01	$0.53	$1.04	$1.55

Diluted net income per share	$0.01	$0.51	$1.01	$1.50

Weighted average shares outstanding - basic	36,422,690	42,851,295	38,448,111	43,563,447

Weighted average shares outstanding - diluted	37,677,447	44,521,585	39,556,257	45,037,863

(1)	Share-based compensation expense is allocated as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Cost of revenue	$74	$161	$245	$561
Technology and development expense	1,394	1,035	3,087	3,275
Marketing and selling expense	474	917	1,527	3,051
General and administrative expense	5,474	3,004	12,143	9,825

VISTAPRINT N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Operating activities
Net income	$274	$22,917	$40,143	$67,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,089	12,747	43,365	37,701
Amortization of debt issuance costs	65	—	112	—
Loss on sale, disposal, or impairment of long-lived assets	17	34	77	154
Amortization of premiums and discounts on marketable securities	—	20	—	163
Share-based compensation expense	7,416	5,117	17,002	16,712
Excess tax benefits derived from share-based compensation awards	(60)	(1,232)	(71)	(1,550)
Deferred income taxes	820	1,100	(2,181)	1,004
Changes in operating assets and liabilities, excluding the effect of business acquisitions:
Accounts receivable	148	(1,128)	(2,428)	(1,943)
Inventory	1,175	323	688	(1,665)
Prepaid expenses and other assets	1,463	2,880	(6,031)	3,216
Accounts payable	(1,157)	(17)	1,966	(396)
Accrued expenses and other liabilities	(16,630)	(9,111)	28,658	5,219

Net cash provided by operating activities	9,620	33,650	121,300	126,327

Investing activities
Purchases of property, plant and equipment	(8,493)	(4,246)	(32,938)	(29,224)
Business acquisitions, net of cash acquired	4,147	—	(180,675)	—
Maturities and redemptions of marketable securities	—	4,430	529	9,570
Purchases of intangible assets	(41)	(32)	(172)	(148)
Capitalization of software and website development costs	(1,411)	(1,568)	(4,302)	(4,656)

Net cash used in investing activities	(5,798)	(1,416)	(217,558)	(24,458)

Financing activities
Proceeds from borrowings of long-term debt	58,000	—	219,500	—
Payments of long-term debt	(78,000)	—	(93,000)	(5,222)
Payments of debt issuance costs	(77)	—	(1,222)	—
Payments of withholding taxes in connection with vesting of restricted share units	(773)	(1,694)	(2,728)	(4,102)
Repurchases of ordinary shares	—	(1,477)	(209,645)	(56,935)
Excess tax benefits derived from share-based compensation awards	60	1,232	71	1,550
Proceeds from issuance of shares	819	3,387	958	5,202

Net cash (used in) provided by financing activities	(19,971)	1,448	(86,066)	(59,507)

Effect of exchange rate changes on cash	816	1,277	(2,091)	2,976

Net (decrease) increase in cash and cash equivalents	(15,333)	34,959	(184,415)	45,338

Cash and cash equivalents at beginning of period	67,470	173,106	236,552	162,727

Cash and cash equivalents at end of period	$52,137	$208,065	$52,137	$208,065

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except share and per share data)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2012		2011		2012		2011
Non-GAAP adjusted net income reconciliation:
Net income	$274		$22,917		$40,143		$67,712
Add back:
Share-based compensation expense, inclusive of income tax effects	7,566	(a)	5,285	(b)	17,463	(c)	17,271	(d)
Amortization of acquisition-related intangible assets	2,381		—		3,529		—
Tax cost of transfer of intellectual property	1,017				1,017

Non-GAAP adjusted net income	$11,238		$28,202		$62,152		$84,983

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.01		$0.51		$1.01		$1.50
Add back:
Share-based compensation expense, inclusive of income tax effects	0.20		0.12		0.44		0.37
Amortization of acquisition-related intangible assets	0.06		—		0.08		—
Tax cost of transfer of intellectual property	0.02		—		0.02		—

Non-GAAP adjusted net income per diluted share	$0.29		$0.63		$1.55		$1.87

Non-GAAP weighted average shares outstanding - diluted	38,345,819		45,078,647		39,994,198		45,554,037

(a)	Includes share-based compensation charges of $7,416 and the income tax effects related to those charges of $150
(b)	Includes share-based compensation charges of $5,117 and the income tax effects related to those charges of $168
(c)	Includes share-based compensation charges of $17,002 and the income tax effects related to those charges of $461
(d)	Includes share-based compensation charges of $16,712 and the income tax effects related to those charges of $559

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Free cash flow reconciliation:
Net cash provided by operating activities	$9,620	$33,650	$121,300	$126,327
Purchases of property, plant and equipment	(8,493)	(4,246)	(32,938)	(29,224)
Purchases of intangible assets not related to acquisitions	(41)	(32)	(172)	(148)
Capitalization of software and website development costs	(1,411)	(1,568)	(4,302)	(4,656)

Free cash flow	$(325)	$27,804	$83,888	$92,299

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Unaudited in thousands, except share and per share data)

	GAAP Revenue		% Change	Currency Impact: (Favorable)/ Unfavorable	Constant- Currency Revenue Growth	Favorable Impact of Acquisitions	Constant- Currency Organic Revenue Growth
	Three Months Ended March 31,
	2012	2011
Revenue growth reconciliation by segment:

North America	$141,968	$115,516	23%	—%	23%	(2)%	21%
Europe	100,228	77,675	29%	5%	34%	(16)%	18%
Asia-Pacific	15,438	10,476	47%	(7)%	40%	—%	40%

Total revenue	$257,634	$203,667	26%	2%	28%	(7)%	21%

	GAAP Revenue		% Change	Currency Impact: (Favorable)/ Unfavorable	Constant- Currency Revenue Growth	Favorable Impact of Acquisitions	Constant- Currency Organic Revenue Growth
	Nine Months Ended March 31,
	2012	2011
Revenue growth reconciliation by segment:

North America	$400,466	$333,525	20%	—%	20%	(1)%	19%
Europe	323,255	243,949	33%	(1)%	32%	(12)%	20%
Asia-Pacific	46,135	30,744	50%	(10)%	40%	—%	40%

Total revenue	$769,856	$608,218	27%	(1)%	26%	(5)%	21%